Exhibit 99.1

Carlos Hernandez Elected to MarketAxess Board of Directors

NEW YORK | September 14, 2023 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced the election of Carlos Hernandez to its Board of Directors, effective September 13, 2023. The appointment marks a return of Mr. Hernandez to the MarketAxess Board, having served as a Director from 2006 to 2019. Mr. Hernandez will serve on the Finance Committee.

Mr. Hernandez recently retired from JPMorgan Chase following a distinguished career as a leader of the firm and a member of its Operating Committee. Most recently, he was the Executive Chair of Investment and Corporate Banking, responsible for the firm’s Investment Banking and Corporate Banking businesses. Prior to this position, he was Global Head of Investor Services and led JPMorgan’s Global Equities and Prime Services business.

Throughout his career, Mr. Hernandez has been forward-thinking about electronic trading solutions and financial market structure. He spearheaded JPMorgan’s early efforts in electronic equity trading with the acquisition of Neovest and investments in other alternative electronic equity platforms.

“We are delighted to welcome Carlos back to the MarketAxess Board. His extensive experience leading teams that serve the world’s top corporations and institutions, coupled with his deep global markets knowledge and a clear sense of the future direction of investment managers and banks, will be invaluable as we pursue the many opportunities in front of us in the years ahead,” said Rick McVey, Founder and Executive Chairman of MarketAxess.

“MarketAxess is at the forefront of important market structure and technology innovations that are transforming the global fixed-income markets. I’m excited to rejoin Rick, Chris Concannon, and the rest of the MarketAxess Board in continuing to advance and strengthen the efficiency, transparency, and liquidity of global bond markets,” said Carlos Hernandez.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-

income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to malicious cyber-attacks and attempted data security breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

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Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Mary Sedarat MarketAxess Holdings Inc. +1 212 813 6226 msedarat@marketaxess.com